Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Omnibus Incentive Plan of II-VI Incorporated and Subsidiaries of our reports dated August 28, 2014, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 4, 2014